SELLING GROUP AGREEMENT

As principal underwriter for the Issuers on Exhibit I, which is made a part of this agreement, we invite you to participate in the distribution of any or all such bonds subject to the following terms:

1. You are to offer and sell such bonds only at the public offering price, in accordance with the terms of the then current prospectus. You shall not have authority to act as agent of the Issuer, for us, or for any other dealer in any respect. All orders are subject to acceptance by us and become effective only upon confirmation by us.

Sales may be made only in those states where the bonds have been qualified for sale and where your firm and its registered representatives are licensed to sell. Should your firm wish to offer the securities in a state where they are not qualified for sale, it shall be the responsibility of your firm to pay for qualification of the securities in those states. MMR will help with the actual qualification process.

2. MMR, Inc. ("MMR") will process all orders and provide with the order a prospectus at no cost to your firm.

MMR will instruct your customers to make their checks payable to the Escrow Agent. Upon receipt of payment, MMR will promptly transmit the checks and Subscription Agreement by noon of the next business day to the Escrow Agent. The Escrow Agent will notify MMR when the minimum contingency has been met. MMR will then notify your firm.

If there is no minimum contingency, or if the minimum contingency has been met, MMR will instruct your customers to make their checks payable to the Registrar. Upon receipt, MMR will promptly transmit the checks and Subscription Agreements by noon of the next business day to the Registrar. When the escrow amount is met, the Registrar will mail the bonds or confirmations to your customers. If there is no escrow, the Registrar will mail the bonds or confirmations to your customers within four weeks of receipt of the check. The procedure for the handling of orders shall be subject to instructions which we shall forward from time to time to all members of the Selling Group. We shall not accept any order from you which is placed on a conditional basis or subject to any delay or contingency prior to execution.

3. You will receive a concession of __________% of the face amount of each bond sold. Occasionally, MMR may be willing to negotiate a bonus if your firm would be willing to commit to selling a large block of bonds during a specified period of time. If there is an escrow amount to be met, your concession will be paid after escrow is met. If there is no escrow, your concession will be forwarded in a timely manner once it is received by us.

4. We shall furnish you without charge a "copy ready" Prospectus, with any supplements currently in effect, and "copy ready" sales materials issued by us from time to time. In soliciting persons to purchase bonds, you agree that you will not (i) give any information or make any representations other than those contained in the Prospectus and in any supplemental sales literature furnished to you by MMR for use in making such solicitations or (ii) directly or indirectly pay any finder's fees, commissions or other compensation to any person engaged by a potential investor for investment advice as an inducement to such advisor to advise the purchase of the bonds; provided, however, that normal sales commissions payable to a registered Broker/Dealer or other properly licensed person for selling bonds shall not be prohibited hereby.

5. This agreement is in all respects subject to statements regarding the sale of bonds made in the offering Prospectuses of the respective Issuers, and to the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD"), which shall control and override any provision to the contrary in this Agreement.

6. In accordance with Conduct Rules of the NASD, you represent that you are a properly registered or licensed broker or dealer under applicable federal and state securities laws and regulations and a member in good standing of the NASD, and agree to notify us immediately if you cease to be so registered or licensed or a member in good standing of that Association. You agree to comply with all of the Conduct Rules of the NASD.

7. Either of us may cancel this Agreement at any time by written notice to the other. The right to sell shall cease upon receipt of written notice.

8. MMR shall notify you periodically of offerings available for sale. Notification will also be given when an issue is no longer available for sale by your firm.

9. All communications to us should be sent to the address listed below. Any notice to you shall be duly given if mailed or telegraphed to you at the address specified by you below.

This agreement should be executed in duplicate and one of the duplicate originals should be returned to us for our file.

Accepted:

MMR, INC.
215 W. Walnut, Drawer A
Nevada MO 64772-0930
417-549-6100

By:_________________________________________________________

_________________________________________
Your firm name

By:_________________________________________________________

Address:____________________________________________________

Phone:_____________________________________

Date:_______________________________________

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EXHIBIT I

ISSUER	CONCESSION(1)	LOCATION	STATES FILED/QUALIFIED(2)